Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Denis Hickey
IntraBiotics Pharmaceuticals, Inc.
(925) 906-5331
INTRABIOTICS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
PALO ALTO, CA, May 4, 2006 — IntraBiotics Pharmaceuticals, Inc. (Pink Sheets: IBPI) today reported financial results for the first quarter ended March 31, 2006.
IntraBiotics reported a net loss applicable to common stockholders of $210,000, or $0.02 per basic and diluted share, for the first quarter of 2006. The results for the quarter include a non-cash charge of $133,000 ($0.01 per share) for stock compensation expense to comply with SFAS 123R, accounting for stock compensation for employees and directors. This charge reflected a valuation for each option share of $3.79.
The Company’s cash, cash equivalents, and short-term investments stayed substantially the same in the first quarter at $48.8 million on March 31, 2006. Recorded liabilities were $0.2 million. Based on current projections, the Company expects cash, cash equivalents and short-term investments on December 31, 2006 to be between $47.8 and $48.3 million. This estimate does not include any costs that may be associated with completing a merger, acquisition, in licensing of a product candidate, liquidation of the Company, or costs associated with pending litigation. There can be no assurance that such a range will be achieved, as actual expenditures and interest income may differ significantly from projected levels.
Approximately 10.9 million common equivalent shares were issued and outstanding on March 31, 2006, including 1.6 million shares underlying outstanding convertible preferred stock. Assuming the net exercise of in-the-money warrants and options at the closing price of the Company’s stock as quoted on the Pink Sheets as of March 31, 2006, approximately 11.5 million common equivalent shares would be outstanding on March 31, 2006.
Certain of the foregoing statements, including statements regarding the Company’s cash position on December 31, 2006 are forward-looking statements. Actual results could differ materially, depending on a variety of factors, including costs associated with pursuing various strategic alternatives, pending litigation and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Moreover, the enumeration of potential strategic alternatives in this release does not mean that the Company will be able to achieve any of them successfully. These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update them.
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IntraBiotics Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005

Operating expenses:
Research and development	$7	$189
General and administrative	660	1,194

Total operating expenses	667	1,383

Operating loss	(667)	(1,383)

Other income	517	309

Net loss	(150)	(1,074)

Non-cash dividends on Series A preferred stock	(60)	(60)

Net loss applicable to common stockholders	$(210)	$(1,134)

Basic and diluted net loss per share applicable to common stockholders	$(0.02)	$(0.13)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	9,298	8,991

Condensed Balance Sheet Data
(In thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
Cash, cash equivalents and short-term investments	$48,764	$48,830
Total assets	$49,022	$49,171
Total stockholders’ equity	$48,815	$48,820